UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 25, 2019 (June 25, 2019)

ALLERGAN PLC

(Exact name of Registrant as specified in its charter)

Ireland	001-36867	98-1114402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of principal executive offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Share, par value $0.0001 per share	AGN	New York Stock Exchange
Floating rate notes due 2020	AGN20A	New York Stock Exchange
0.500% notes due 2021	AGN21	New York Stock Exchange
1.500% notes due 2023	AGN23A	New York Stock Exchange
1.250% notes due 2024	AGN24A	New York Stock Exchange
2.625% notes due 2028	AGN28	New York Stock Exchange
2.125% notes due 2029	AGN29	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

Transaction Agreement and Conditions Appendix

Transaction Agreement

On June 25, 2019, Allergan plc, an Irish public limited company (“Allergan”), entered into a Transaction Agreement (the “Transaction Agreement”) by and among Allergan, AbbVie, Inc. a Delaware corporation (“AbbVie”), and Venice Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of AbbVie (“Acquirer Sub”). Under the terms of the Transaction Agreement, Acquirer Sub will acquire Allergan pursuant to a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014 (the “Act”) and the capital reduction under Sections 84 and 85 of the Act (the “Scheme”). As a result of the Scheme, Allergan will become a wholly owned subsidiary of AbbVie.

At the effective time of the Scheme (the “Effective Time”), (a) Allergan shareholders will be entitled to receive (i) $120.30 in cash, (ii) 0.8660 of a newly issued share of AbbVie common stock, par value $0.01 per share and (iii) a portion of the cash resulting from the aggregation and sale of fractional shares, in exchange for each Allergan ordinary share held by such Allergan shareholders (the “Scheme Consideration”) and (b) Allergan equity awards will be treated as set forth in the Transaction Agreement, such that (i) each Allergan option, restricted stock award and restricted stock unit award that is outstanding immediately prior to the Effective Time will be converted into a corresponding award relating to shares of AbbVie common stock, with such number of shares of AbbVie common stock subject to such award and, if applicable, the exercise price applicable to such award, determined in accordance with the formulas in the Transaction Agreement and (ii) each Allergan performance share award that is outstanding as of immediately prior to the Effective Time will be converted into an AbbVie restricted stock unit award that vests based on continued service following the Effective Time and relates to a number of shares of AbbVie common stock determined in accordance with the formula in the Transaction Agreement.

Conditions to the Scheme

The conditions to the implementation of the Scheme are set forth in Appendix III to the announcement (the “Rule 2.5 Announcement”) issued by Allergan and AbbVie pursuant to Rule 2.5 of the Irish Takeover Rules on June 25, 2019 (the “Conditions Appendix”). Each party’s obligation to implement the Scheme is conditional upon, among other conditions (a) the approval of the Scheme by a majority in number of the Allergan shareholders of record representing 75% or more in value of the Allergan ordinary shares held by such holders, present and voting either in person or by proxy, at the court meeting of Allergan shareholders, and the approval by Allergan shareholders of certain other transaction-related resolutions, (b) the sanction by the Irish High Court of the Scheme and registration of the court order with the Irish Registrar of Companies, (c) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the Scheme having expired or having been terminated, and termination or expiration of any agreements between Allergan and AbbVie, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, on the other hand, not to consummate the Scheme, (d) the approval by the New York Stock Exchange of the listing of all of the shares of AbbVie common stock to be issued in connection with the Scheme, (e) to the extent required, a decision allowing the closing of the acquisition from the European Commission and/or the regulatory authority of any relevant member state of the European Economic Area following a referral from the European Commission, (f) all required clearances of any governmental entity having been obtained and in full force and effect under the antitrust laws of each of the required antitrust jurisdictions, (g) absence of any injunction, restraint or prohibition by any court or other tribunal, or any law (other than any antitrust law in a jurisdiction in which no antitrust clearance is required) that prohibits the consummation of the Scheme, (h) the Transaction Agreement not having been terminated in accordance with its terms, (i) the truth and accuracy of the other party’s representations and warranties in the Transaction Agreement, generally subject to a material adverse effect standard and (j) the performance by the other party of all of its obligations and compliance with all of its covenants under the Transaction Agreement in all material respects.

AbbVie Board of Directors

Pursuant to the Transaction Agreement, effective as of the Effective Time, (a) the number of directors on the AbbVie board will be increased by two and (b) the vacancies created by said increase will be filled by two Allergan board members who are independent with respect to AbbVie.

Representations, Warranties and Covenants

The Transaction Agreement contains customary representations, warranties and covenants by Allergan and AbbVie. Allergan is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, engage in discussion or negotiations with respect to such proposals or provide non-public information in connection with such proposals, subject to customary exceptions. In addition, certain covenants require each of the parties to use, subject to the terms and conditions of the Transaction Agreement, their reasonable best efforts to cause the Scheme to be consummated as promptly as practicable. Subject to certain exceptions, the Transaction Agreement also requires Allergan to call and hold a shareholder meeting and requires the board of directors of Allergan to recommend approval of the acquisition.

Termination

The Transaction Agreement may be terminated by mutual written consent of the parties. The Transaction Agreement also contains certain customary termination rights, including, among others and subject to certain conditions, the right of either party if (a) the requisite Allergan shareholder approval is not obtained, (b) the Effective Time has not occurred by 5:00 p.m., New York City time, on June 25, 2020, which period will be extended to September 25, 2020 to provide additional time for antitrust clearances (the “End Date”), (c) the Irish High Court declines to sanction the Scheme, (d) there is any final and non-appealable injunction, restraint or prohibition by any court or other tribunal, or any law (other than any antitrust law in a jurisdiction in which no antitrust clearance is required) that permanently restrains, enjoins, makes illegal or prohibits the consummation of the acquisition or (e) there is an uncured breach by the other party of any of its covenants or representations in the Transaction Agreement that would result in the failure of a closing condition. Allergan may also terminate the Transaction Agreement to enter into an agreement reflecting a Superior Proposal (as defined in the Transaction Agreement). AbbVie may also terminate the Transaction Agreement if the Allergan board of directors change their recommendation in favor of the Scheme. The Transaction Agreement also provides that, upon termination of the Transaction Agreement under certain circumstances, including due to the failure of the closing to occur by the End Date or arising from the failure to obtain the required antitrust regulatory approvals, AbbVie will pay Allergan a reverse termination fee of $1.25 billion.

Expenses Reimbursement Agreement

In addition, on June 25, 2019, AbbVie and Allergan entered into an Expenses Reimbursement Agreement (the “ERA”), the terms of which have been approved by the Irish Takeover Panel. Under the ERA, Allergan has agreed to pay to AbbVie the documented, specific quantifiable third-party costs and expenses incurred by AbbVie in connection with the acquisition upon the termination of the Transaction Agreement in certain specified circumstances. The maximum amount payable by Allergan to AbbVie pursuant to the ERA is an amount equal to 1% of the aggregate value of the total Scheme Consideration (other than the cash resulting from the aggregation and sale of fractional shares).

The foregoing description of the terms of the Transaction Agreement, the Conditions Appendix and the ERA are only summaries, and do not purport to be complete, and are qualified in their entirety by the complete text of the Transaction Agreement, the Conditions Appendix and the ERA, copies of which are filed as Exhibits 2.1, 2.2 and 2.3 hereto and incorporated herein by reference. The documents attached hereto have been included to provide investors with information regarding their terms. The Transaction Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and may be subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 7.01.	Regulation FD Disclosure.

In connection with the acquisition, Allergan and AbbVie issued the Rule 2.5 Announcement pursuant to Rule 2.5 of the Irish Takeover Rules on June 25, 2019. The full text of the Rule 2.5 Announcement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On June 25, 2019, copies of the documents attached hereto as Exhibits 99.2, 99.3, 99.4, 99.5, 99.6, 99.7 and 99.8 were disseminated by Allergan in connection with the announcement.

The information in this Item 7.01 and Exhibit 99.1 incorporated herein shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

2.1	Transaction Agreement, dated as of June 25, 2019, by and among AbbVie, Inc., Venice Subsidiary, LLC and Allergan plc.

2.2	Appendix III to the Rule 2.5 Announcement, dated as of June 25, 2019 (Conditions Appendix).

2.3	Expenses Reimbursement Agreement, dated as of June 25, 2019, by and between Allergan plc and AbbVie, Inc.

99.1	Rule 2.5 Announcement, dated as of June 25, 2019.

99.2	Agreement Frequently Asked Questions, dated June 25, 2019.

99.3	Employee Letter from Brenton L. Saunders, dated June 25, 2019.

99.4	Employee Townhall Presentation, dated June 25, 2019.

99.5	Customer Letter - Generic, dated June 25, 2019.

99.6	Customer Letter - Medical Aesthetics, dated June 25, 2019.

99.7	Customer Letter - Eye Care, dated June 25, 2019.

99.8	Tweet, dated June 25, 2019.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer document), which will contain the full terms and conditions of the acquisition, including details with respect to the Allergan shareholder vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the Scheme Document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement, which will include the Scheme Document. BEFORE MAKING ANY VOTING DECISION, ALLERGAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Allergan’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Allergan shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents (when available) by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations or from Allergan’s website, www.Allergan.com.

PARTICIPANTS IN THE SOLICITATION

Allergan and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Allergan in respect of the transactions contemplated by the Scheme Document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Allergan in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Scheme Document when it is filed with the SEC. Information regarding Allergan’s directors and executive officers is contained in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 22, 2019, which are filed with the SEC, and certain of Allergan’s Current Reports on Form 8-K, filed with the SEC on February 19, 2019, March 22, 2019 and May 1, 2019.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements with respect to a possible acquisition involving AbbVie and Allergan and AbbVie, Allergan’s and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, including estimates, forecasts, targets and plans for AbbVie and, following the acquisition, if completed, the combined group. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible acquisition will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible acquisition, adverse effects on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares and on AbbVie’s or Allergan’s operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Allergan’s businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Allergan’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Allergan’s plans with respect to AbbVie, Allergan’s or AbbVie’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological and other factors that may affect Allergan is set forth in Item 1A, “Risk Factors,” in Allergan’s 2018 Annual Report on Form 10-K, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication.

Any forward-looking statements in this communication are based upon information available to Allergan and/or its board of directors, as the case may be, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, neither Allergan nor any member of its board of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Allergan or its board of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Statement Required by the Irish Takeover Rules

The Allergan Directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan Directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the Independent Allergan Directors. The Independent Allergan Directors accept responsibility for the recommendation and the related opinions of the Independent Allergan Directors contained in this communication. To the best of the knowledge and belief of the Allergan Directors and the Independent Allergan Directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan Securities LLC, which is a registered broker dealer with the SEC, is acting for Allergan and no one else in connection with the acquisition and will not be responsible to anyone other than Allergan for providing the protections afforded to clients of J.P. Morgan Securities LLC, or for giving advice in connection with the acquisition or any matter referred to herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allergan

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	EVP and Chief Legal Officer and Corporate Secretary

Dated: June 25, 2019